Exhibit 99.1

301 S. Tippecanoe Avenue San Bernardino, California 92408	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 733-5287
P R E S S   R E L E A S E
For Immediate Release
Tuesday, February 10, 2009
STATER BROS. HOLDINGS INC. ANNOUNCES FIRST QUARTER RESULTS –
SALES AND CUSTOMER COUNT INCREASES OVER SAME PERIOD OF PRIOR YEAR
SAN BERNARDINO, CALIFORNIA - February 10, 2009: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2009, which ended December 28, 2008.
Sales for the first quarter of fiscal 2009 increased 1.72% to $959.3 million compared to $943.0 million for the first quarter of fiscal 2008. Like store sales increased 1.40% or $12.7 million for the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008.
The Company reported net income for first quarter of fiscal 2009 of $3.5 million compared to net income of $10.8 million for the first quarter of fiscal 2008.
Brown said, “Our plan is to assist our customers during these very tough economic times...and the plan is working. By holding back on price increases, which affected our profits, we served approximately one million more customers in the first quarter of fiscal 2009 than in the first quarter of fiscal 2008. Our financial performance in the first quarter of fiscal 2009 reflects the overall impact of the current economic downturn. The tough economy has hit our marketing area of the Inland Empire especially hard as we have seen business closures, layoffs and increases in unemployment. The uncertain economic future has caused our customers to tighten their family budgets and we have responded by giving even more value for their shopping dollar while continuing to provide a friendly and satisfying shopping experience on each and every one of their visits to our Supermarkets. We remain committed to controlling costs and keeping our valued customer base as we weather the effect of these economic times.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 165 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR OVER 73 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/28/08	12/28/08
Assets
Current assets
Cash and cash equivalents	$144,942	$122,503
Restricted cash	5,621	3,121
Receivables, net	56,993	61,496
Inventories	233,719	242,186
Other	36,174	34,185

Total current assets	477,449	463,491

Property and equipment, net	732,326	735,536

Deferred debt issuance costs, net	14,478	13,675
Other	52,622	54,068

Total assets	$1,276,875	$1,266,770

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$167,647	$172,747
Accrued expenses and other liabilities	139,311	113,737
Current portion of capital lease obligations	1,162	1,206

Total current liabilities	308,120	287,690

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	5,124	4,805
Other long-term liabilities	113,125	120,228

Total stockholder’s equity	40,506	44,047

Total liabilities and stockholder’s equity	$1,276,875	$1,266,770

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks
	Ended	Ended
	12/30/07	12/28/08
Sales	$943,030	$959,253

Gross profit	244,429	246,862

Operating expenses:
Selling, general and administrative expenses	204,318	211,004
Depreciation and amortization	12,908	13,360

Total operating expenses	217,226	224,364

Operating profit	27,203	22,498

Interest income	2,391	205
Interest expense	(13,581)	(17,100)
Other income, net	1,875	149

Income before income taxes	17,888	5,752

Income taxes	7,137	2,211

Net income	$10,751	$3,541